Exhibit 10.5F

CHS LONG TERM INCENTIVE PLAN
Plan Appendix

Fiscal 2017- 2019 RETURN ON ADJUSTED EQUITY GOALS

Performance Targets	CHS ROAE	Description	Award as % of Target Goal
Superior Performance Maximum	20.0%	Superior Performance Goal	400%
Maximum	9.0%	Maximum Performance Goal	200%
Target	7.0%	Target Performance Goal	100%
Threshold	5.5%	Minimum Performance Goal	50%

Note: Compensation earned for any Performance Period is mathematically interpolated when performance results occur between the three ROAE Performance Targets.

RETURN ON ADJUSTED EQUITY EXPLANATION

ROAE (percentage determined by dividing three year adjusted year-end earnings by three year adjusted beginning year equity)	=	Three year Adjusted Year-End Earnings (earnings minus preferred stock dividends)
Three year Adjusted Beginning Year Equity (beginning year equity minus preferred stock)

* Equity is the difference between total assets and total liabilities in the balance sheet.